Exhibit 10.2

AGREEMENT

THIS AGREEMENT, dated as of December 7, 2011, is by and between Cigna Corporation, a Delaware corporation (“Cigna”) and Herbert Fritch (“Employee”).

WHEREAS, Cigna and Employee are parties to the Executive Retention Agreement dated as of October 24, 2011 (the “Retention Agreement”) that sets forth the terms and conditions of Employee’s retention by the Company; and

WHEREAS, Employee has requested the ability to change the form of equity subject to the lock-up pursuant to the Retention Agreement to shares of Cigna common stock (“Cigna Shares”) rather than options to purchase Cigna Shares;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Terms not defined herein shall have the meaning set forth in the Retention Agreement.

2.         Effective as of the date hereof, Employee agrees to exchange, immediately prior to the Effective Time (the “Exchange Time”), the HealthSpring Exchange Shares (as defined below) for a number of Cigna Shares (the “Cigna Exchange Shares”) equal to the product of (i) the number of HealthSpring Exchange Shares multiplied by (ii) an exchange ratio, the numerator of which shall be the Merger Consideration (as defined in the Merger Agreement and which, for the avoidance of doubt, is $55.00) and the denominator of which shall be the volume-weighted average price of Cigna common stock on the NYSE during the trading day on the Business Day (as defined in the Merger Agreement) preceding the Closing Date (the “Cigna Share Price”).  Any fractional Cigna Share resulting from the exchange will be rounded down to the nearest whole share.  In lieu of any such fractional share, Employee will be entitled to an amount in cash equal to the product of (1) the amount of the fractional share multiplied by (2) the Cigna Share Price.

The “HealthSpring Exchange Shares” shall be the number of shares of common stock of HealthSpring, Inc., a Delaware corporation (the “HealthSpring Shares”) equal to (A) the number of HealthSpring Shares underlying all options to purchase HealthSpring Shares exercised by Employee between the date hereof and the Exchange Time (the “Exercised Options”) minus (B) the number of HealthSpring Shares equal to (1) the sum of (x) the weighted average exercise price of the Exercised Options multiplied by the number of HealthSpring Shares underlying the Exercised Options plus (y) the dollar value of the income tax withholding obligation (computed using a tax rate of 35%) and any other applicable payroll withholding required by law with respect to the Exercised Options divided by (2) the Merger Consideration  (for the avoidance of doubt, the result of the calculation in clause (B) shall be expressed as a numeral and not as a dollar amount).

3.         The Retention Agreement shall be modified as follows:

(a)        Section 5 of the Retention Agreement is hereby amended to read as follows, and such section shall be effective as of the date hereof:

5.         Restriction on Option Exercise.  From January 1, 2012 until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated in accordance with Section 8.1 of the Merger Agreement, Employee shall not exercise any options to purchase HealthSpring common stock, whether vested as of, or subsequent to, the date hereof.

(b)        Section 6(a)(i) of the Retention Agreement is hereby amended to read as follows:

(i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any share of Cigna common stock acquired through the exercise or settlement of any of Employee’s Rollover Awards or any Cigna Exchange Shares, as defined in the Agreement between Cigna and Employee dated December 7, 2011 (together, the “Restricted Cigna Shares”) or

4.         Except as expressly modified hereby, the Retention Agreement shall continue unmodified and in full force and effect.

5.         (a)       Nothing herein shall be deemed to create an employment contract, and Employee acknowledges that Employee’s employment by the Company is terminable at will by either party with or without cause and with or without notice.  This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and a duly authorized officer of the Company.  Each party shall perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement.

(b)       This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together constitute one and the same instrument.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, to be effective as of the date first written above.

CIGNA CORPORATION

By:	/s/ John Murabito

John Murabito

Its: Executive Vice President

Herbert A. Fritch

/s/ Herbert A. Fritch